CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-248645 on Form S-6 of our report dated October 13, 2020, relating to the financial statement of FT 8901, comprising Diversified Fixed Income ETF Portfolio, Series 45, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 13, 2020